Exhibit 99.2

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EDITED TRANSCRIPT

GEF—Q3 2013 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 05, 2013 / 02:00PM GMT

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier Greif, Inc.—VP, Communications

David Fischer Greif, Inc.—President and CEO

Ken Andre Greif, Inc.—Corporate Controller

CONFERENCE CALL PARTICIPANTS

Phil Gresh JPMorgan Chase & Co.—Analyst

George Staphos BofA Merrill Lynch—Analyst

Ghansham Panjabi Robert W. Baird & Company, Inc.—Analyst

Chris Manuel Wells Fargo Securities, LLC—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Steve Chercover D.A. Davidson & Co.—Analyst

Joshua Zara Longbow Research—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif, Inc. third-quarter 2013 earnings conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

(Operator Instructions)

As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Debra Strohmaier, Vice President Corporate Communications for Greif Inc. Thank you, you may begin.

Deb Strohmaier—Greif, Inc.—VP, Communications

Thank you and good morning. As a reminder you may follow this presentation on the web at Greif.com in the investor center under Conference Calls. If you don’t already have the Earnings Release it is also available on our website. We are on Slide 2. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on Slide 2 of this presentation, in the Company’s 2012 Form 10K and in other Company SEC filings as well as the Company’s earnings news releases.

This presentation uses certain non-GAAP financial measures including EBITDA and those that exclude special items such as restructuring and other unusual charges. EBITDA is defined as net income plus interest expense, net, plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax plus depreciation, depletion, and amortization expense. Management of the Company uses the non-GAAP measures to evaluate ongoing operations and believes that these non-GAAP measures are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the third-quarter 2013 Earnings Release.

Giving prepared remarks today are in order of speaking; President and CEO, David Fischer; and Corporate Controller, Ken Andre. I’ll turn the call over now to David.

David Fischer—Greif, Inc.—President and CEO

Thank you, Deb. I also want to welcome you to the call this morning and thank you for your time. I am on Slide 3.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

On July 3, we reported the resignation of our CFO. We immediately launched a comprehensive search to fill this position. I am happy to report the search is moving along, although this process is likely to take months rather than weeks to successfully complete. While there has been a personnel change in the CFO position, there has been no change in our commitment to seek ways to increase cash flow, improve working capital management, and complete acquisition integration. We remain fully committed to successfully implementing a global ERP system which is expected to provide improved realtime information throughout the Company and also enable us to realize further cost savings. I have been very pleased with our finance team during this transition period and want to thank them for their professional approach.

In recent weeks, we have retained the services of Greg Waina, an experienced financial consultant who is assisting us as interim CFO. Greg’s experience includes nearly 30 years working with companies that range considerably in terms of their industry, their size, and geographic footprint. He is providing valuable assistance and coordination to our finance staff and his leadership during this transition period is greatly appreciated. Ken Andre is our Corporate Controller with 25 years of packaging industry experience. He will now review the Company’s third-quarter results. Ken?

Ken Andre—Greif, Inc.—Corporate Controller

Thank you, David. I’m now on Slide 4. Our third-quarter results reflected solid improvement from the same period last year, although the performance was affected by the late agriculture season which is also lower than last year. Below operating profit there were $3.1 million of foreign currency losses net of tax which lowered earnings by $0.05 per Class A share for the third quarter of 2013. Additionally restructuring charges and acquisition related costs totaled $4.3 million or $0.04 of earnings per Class A share in our GAAP reported results. During the third quarter, we corrected prior period errors related to accounting for withholding taxes on subsidiary transactions in several countries. We also corrected prior-period errors related to operations in Latin America within the Rigid Industrial Packaging segment. The impact in these errors was not material in any prior years; however the cumulative effect would have been material to the current year which is why we have restated our consolidated financial statements.

Please turn to Slide 5. Net sales increased 2.4% to $1.1 billion for the third quarter. Sales volumes were up 1% versus a year ago reflecting positive comparisons in all segments with the same period last year. Selling prices increased 1.2% on a consolidated basis, and there was a slight positive impact from foreign currency translation compared with the third quarter of 2012. Gross profit increased $15 million to $217 million for the third quarter of 2013. Favorable comparisons were achieved in Paper Packaging, Land Management and Rigid Industrial Packaging with the same period last year, partially offset by a decline in Flexible Products. Gross profit margin improved to 19.2% of net sales for the third quarter of 2013, from 18.3% a year ago.

SG&A expenses were approximately $118 million for the third quarter of 2013 or slightly above the same period last year. Higher long-term incentive-compensation accruals, increased pension expenses, and additional expenditures related to implementation of our global ERP system were mostly offset by lower miscellaneous one-time expenses. During the third quarter, we successfully completed the first two implementations of our new global ERP system in Europe. SG&A expenses as a percent of net sales were 10.5% for the third quarter of 2013, compared with 10.6% for the same period last year. Operating profit increased 14% to $97 million for the third quarter of 2013. Paper Packaging was the major contributor to this increase followed by Land Management and Rigid Industrial Packaging. Flexible products operating profit declined compared with a year ago due to low network capacity utilization.

Restructuring charges of $4.2 million for the third quarter of this year were modestly above the same quarter last year and were principally related to capacity rationalization initiatives in Latin America, Life Cycle Services integration efforts in Europe, plus further rationalization of manufacturing in Europe and Asia in the Flexible Products business. We anticipate restructuring charges of approximately $5.5 million in the fourth quarter of 2013, with full-year restructuring charges now estimated to be $4 million below our previous guidance of approximately $15 million for fiscal 2013. EBITDA increased $8 million to $132 million for the third quarter of 2013. For the year-to-date period, EBITDA was $355 million compared with $334 million a year ago. Operating cash flow was $80 million for the third quarter compared with $155 million for the same period last year. The decrease is primarily attributable to higher working capital requirements and higher cash tax payments in the third quarter of 2013 compared with the prior year.

Free cash flow was $52 million for the third quarter of 2013 versus $109 million a year ago. Capital expenditures were approximately $27 million for the third quarter which is $18 million below the same period last year. Working capital was $315 million at July 31, 2013 compared with approximately $188 million on the same date in 2012. Inventory consignment programs eliminated earlier this year negatively impacted Q3 2013 working capital by approximately $25 million, offsetting benefits of generally lower raw material cost. The net impact of two container board price increases this fiscal year has added another $12 million to our working capital requirements. Accounts Payable decreased by $29 million reflecting decreases in raw material costs, especially steel. In addition, we continued to take advantage of opportunities to realize benefits through early payment discounts. Accounts Receivable increased from the prior year due to the higher sales levels.

We remain committed to managing cash effectively and are particularly focused on opportunities to improve working capital. There was a $4 million other expense net for the third quarter of 2013 versus $1.8 million of other income net for the third quarter of 2012. The year over year difference is primarily due to foreign currency exchange losses in the third quarter of 2013 versus foreign currency exchange gains a year ago, due to the impact of the strengthening of the Euro currency against a number of other currencies with respect to subsidiary loans and other financial transactions. Net interest expense declined to $19 million or $3 million below the third quarter of 2012, principally due to lower average interest rates related to our December 2012 debt refinancing. Long term debt was $1.2 billion at July 31, 2013 or 2% below the amount outstanding at April 30, 2013.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Income tax expense was $25.9 million for the third quarter of 2013 compared with $25 million for the third quarter of 2012. The effective tax rate was 33.9% and 34.8% for the nine months ended July 31, 2013 and July 31, 2012 respectively. The increase in income tax expense was a result of higher pretax income and an increase in the proportion of pretax income attributable to higher tax jurisdictions. The lower effective tax rate was a result of fewer discrete income tax adjustments in the current year versus last year. Cash tax payments for the third quarter of 2013 were $23.2 million.

Net income attributable to Greif, Inc. was $47 million for the third quarter or approximately 25% above the same period last year. Earnings per diluted Class A share were $0.80 compared with $0.64 for the third quarter of 2012. Diluted Class B earnings per share were $1.20 versus $0.96 for the same period last year. The Board of Directors has declared quarterly cash dividends of $0.42 per Class A common share and $0.63 per Class B common share. The dividends are payable on October 1, 2013 to stockholders of record at the close of business on September 20th.

Please turn to Slide 6. Key factors that influenced our third-quarter results for the Rigid Industrial Packaging and Services segment included 1) positive contributions from lower steel costs; 2) continuation of a slow and steady global recovery notwithstanding challenges in Western Europe partially offset by 3) adverse weather conditions that impacted the agriculture season in the western United States and Southern Europe and 4) changes in product mix. Sales volumes improved in Europe, Asia and Latin America partially offset by a decline in volumes in North America for the third quarter of this year versus a year ago, resulting in a 0.5% increase in volumes for the Rigid Industrial Packaging segment. The agriculture season got off to a late start in Europe and North America due to adverse weather conditions and crop harvests are expected to be lower than 2012. In Latin America, our agriculture business is concentrated in Brazil where we principally serve customers in the agro-chemical portion of that market which is experiencing solid performance in 2013. Overall, economic conditions remain challenging, especially in Western Europe, and market pressures have intensified due to increased competition. Selling prices declined 1% primarily due to the pass through of lower steel costs which were at a three year low in North America, as well as changes in product mix.

Operating profit for the third quarter of 2013 was $62 million for the Rigid Industrial Packaging segment or $1 million above the same period a year ago. Lower acquisition related costs in the quarter were partially offset by higher restructuring charges compared to last year. EBITDA improved $1 million to $86 million for the third quarter of 2013 versus last year. Foreign currency exchange losses were $1.5 million versus foreign currency exchange gains of $1.3 million a year ago, due to the impact of the strengthening of the Euro currency against the number of other currencies with respect to subsidiary loans and other financial transactions.

I’m now on Slide 7. Flexible Products and Services results for the third quarter benefited from improvement in the base business which was offset by capacity utilization issues and foreign currency losses compared to the same period last year. Overall, material cost had a neutral impact on the quarter. Sales volumes for the Flexible Product segment increased 5.5% for the third quarter compared with a year ago. Higher volumes for polywoven products in Europe and the Americas, plus multiwall products in North America were partially offset by lower polywoven volumes in Asia Pacific. Selling prices were 6.1% below the third quarter of 2012 due to changes in product mix and the pass through of lower cost for polypropylene.

Foreign currency translation had a positive impact of 1.4% versus a year ago. Multiwall bag volumes were impacted by weather conditions in North America directly related to the late start of the agriculture season. Operating profit was nominal for the third quarter of 2013 versus $1.4 million the prior year. The decrease was due to changes in product mix and higher production costs related to new facilities, including the fabric hub in the Kingdom of Saudi Arabia, a confection facility in Morocco, and a shipping sack line in North America. We continue to seek ways to align our cost structure with demand trends. Flexible Product’s EBITDA was $2.1 million for the third quarter of this year versus $7.3 million for the same period in 2012. In addition to the factors I noted that impacted operating profit, there were foreign currency exchange losses of $1.9 million in the third quarter of 2013 compared with foreign currency exchange gains of $2.1 million a year ago, due to the impact of the strengthening of the Euro currency against the number of other currencies with respect to subsidiary loans and other financial transactions.

Please turn to Slide 8. In our Paper Packaging segment, the third quarter results benefited from higher containerboard prices and stronger customer demand with stable input costs especially for old corrugated containers. By the end of the third quarter, we had fully implemented the April 2013 container board price increase. Solid volumes and strong demand also enabled us to capture additional benefits from our Efficient Frontier program by continuing to realize operating efficiencies as we seek to achieve our goal of top quartile performance in the US containerboard industry. Paper Packaging’s net sales were a record $208 million for the third quarter of 2013 representing a 14% increase over the same period last year due to higher selling prices and strong customer demand. Both of our mills had shut downs for annual plant maintenance during the third quarter. Our network continues to run at capacity.

Third Quarter 2013 operating profit was a record $30.7 million compared with $21 million a year ago. In addition to higher selling prices and strong customer demand, our key input costs, OCC, was essentially flat sequentially and slightly below the third quarter of 2012. We continue to implement strategies to strengthen our OCC collection activities consistent with our business strategy and in response to recent and planned industry capacity additions in the eastern part of North America. Third Quarter of 2013 EBITDA for the Paper Packaging segment was $38 million or $9 million above the third quarter last year.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Please turn to Slide 9. Factors that contributed to the increase in our Land Management segment’s net sales and operating profit included improving markets for timber products in the southeast region of the US reflected in stronger demand and higher prices plus further diversification of income sources. Net sales increased to $8.6 million for the third quarter due to higher timber sales and generally higher prices for timber products. Our business strategy is to continue unlocking value in our timber portfolio with a focus on optimizing land holdings, including special use and timberland property sales, as well as an emphasis on additional income from multiple sources including; minerals; wetlands mitigation projects; and other revenue generating opportunities. Higher timber sales contributed to operating profit of $4.3 million for the quarter compared with $1.6 million for the same period last year. Special use property disposals were not material for the third quarters of both years. These sales occur intermittently based on market conditions and specific business opportunities. Segment EBITDA for the third quarter of 2013 more than doubled to $5.8 million from $2.3 million a year ago.

I’m now on Slide 10. We are now in the final quarter of fiscal 2013 and we are on track to achieve the upper end of our original EBITDA guidance for this year. We expect modest sales growth and generally stable raw material costs across our business portfolio. Continuation of challenging market conditions and a delayed agriculture season lower than last year in both Europe and North America are expected in the Rigid Industrial Packaging business. Capacity utilization challenges primarily related to new facilities are expected to offset increased sales volumes and recent operating efficiency gains in the base business of our Flexible Product segment. We anticipate favorable market conditions to remain in place in the Paper Packaging business. Plans continue to be implemented to unlock value in our Land Management segment. Our outlook for Fiscal 2013 EBITDA guidance remains between $475 million and $500 million.

This concludes my remarks and I will now turn the call back to David.

David Fischer—Greif, Inc.—President and CEO

Thank you, Ken. I am now on Slide 11. Because safety is our first and foremost priority I want to highlight a few examples of our recent experience. Our medical case rate, or MCR, continues to improve as the year progresses. At the end of the second quarter, our medical case rate was at 1.6. Two recent achievements are particularly notable which include Flexible Products and Services fiscal year-to-date medical case rate of 0.38, and a record 729 days without a recordable incident or loss time accident in our Land Management segment. This is good news for our employees, and I’m pleased to see our people taking their responsibility for safety very seriously. There is also a financial benefit to our Company. Currently, our total Workers Compensation expense is the lowest it has been in 10 years and stands 64% lower than the same time period last year.

Please turn to Slide 12. I will now give you an update on our three growth platforms: Life Cycle Services, our reconditioning business; Rigid Intermediate Bulk Containers; and Flexible Products. Concerning Life Cycle Services, during the third quarter we completed top line integration of this business with our Rigid Industrial Packaging business in the EMEA region. This is an important step forward in our commitment to seamlessly offer our customers a single source solution for their packaging needs. Underscoring the ongoing importance of these efforts further network rationalization plans continue to be considered to achieve additional operating efficiencies.

For Rigid Intermediate Bulk containers in response to our customers desire for our third global supplier, we purchased Fustiplast two years ago as a key element of our growth strategy for our portfolio. This established and well respected rigid IBC product line is supported by strong intellectual property attributes and is also recognized by customers for its competitive advantages. Following acquisition integration activities we began to identify attractive market opportunities for our rigid IBC lines in key markets globally. Since that time, we have installed several of these lines in Europe, Latin America, and Asia with other lines planned for installation over the next several quarters. Customer feedback is very positive and we are working diligently to selectively add more rigid IBC lines in response to increasing demand from our customers. I am pleased to report that our rigid IBC teams have recently set new records for this product line with especially strong sales in Western Europe.

Finally, in our Flexible Products and Services segment, volumes increased mid-single digits for the third quarter compared to a year ago. While performance measures remain well below our expectations for this business, the team is working diligently to realize full benefits from their hard work during the past three years. Weak market conditions have masked progress that is being achieved. There are two challenges being addressed that are key to achieving sustained levels of increased profitability. The first is improvement in capacity utilization rates of the entire network from increased volumes. The second is to overcome the financial drag from new additions to the network including the fabric hub in the Kingdom of Saudi Arabia, a confection facility in Morocco, and a shipping sack line in North America during the past year.

I am now on Slide 13. In all of our business segments global market conditions continue to reflect a slow and steady global recovery and there were additional benefits gained from the Greif Business System initiatives and cross business integration activities. We were reminded during the third quarter how important favorable weather conditions are to our business and to those of our customers. Wet weather conditions delayed the traditional start of the agricultural season in both Europe and North America for our Rigid Industrial Packaging business, and also affected our Flexible Products business in Europe which is where we currently have a high percentage of our sales for that segment. As a result, our third quarter net sales were lower than expected due to lower volumes from the delayed harvest season.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Overall market conditions in Western Europe remain challenging although there continues to be signs of further stability compared to last year. The situation is more encouraging in Eastern Europe and most parts of North Africa and the Middle East. The Asia Pacific region remains mixed with evidence of head winds in China compared to previous periods, while Singapore and Malaysia reflect stable economic conditions. In North America, sluggish conditions were negatively influenced by wet weather impacting the agricultural season and ongoing uncertainties related to the economic issues. Although activity levels in the Gulf Coast region continue to out pace those of the rest of North America. Latin America, specifically Brazil, is experiencing a strong Agro chemical season this year following a few years of weak market conditions.

Please turn to Slide 14. In our Paper Packaging segment, strong customer demand plus ongoing implementation of the April 2013 container board price increase coupled with further implementation of our Efficient Frontier strategy to realize increased levels of long term performance helped the business achieve record year-to-date operating profit, which now exceeds the full-year 2012 performance. Nevertheless, we remain focused on factors that may also influence our future performance. One of those involves maintaining a reliable, high quality supply of OCC, a key raw material for our paper business, as more container board capacity has come on line recently in the eastern portion of North America. We will also continue with our GBS activities in earnest until we reach the first quartile cost performance versus competition. We plan to stay ahead of issues like these going forward as we continue to focus on value in this business.

I am on Slide 15. Under the leadership of Matt Bonham, the Land Management business performance remains strong as the team continues to diversify their non-timber revenue sources through consulting services, sustainability, recreation, and minerals. I am pleased to note that Soterra will receive the 2013 Conservation Leadership Award from the Sustainable Forestry Initiative Organization later this month. Recently, the Army Corps of Engineers approved the first phase of our wetlands mitigation bank on approximately 2000 acres in Mississippi. In line with Greif’s sustainability commitment, the Land Management team is restoring wetlands to their natural state and receiving mitigation credits to sell on the open market. The primary buyers of these credits include government agencies, mining and utility companies, as well as real estate developers. We anticipate a significant return on our investment in this project over the next several years and two additional wetlands mitigation projects have been identified for further development. This represents another innovative use of our timberland properties to generate additional income and cash from non-traditional sources.

Please go to Slide 16. We recently signed an agreement to sell over 72,000 acres of timberland in northern Alabama for approximately $90 million. We expect sales to take place in multiple tranches over the next several quarters. The net proceeds from these sales will be reinvested in properties to strengthen our land portfolio and consolidate our holdings around existing Greif timberland properties to optimize returns through special use lands, minerals, and wetland mitigation banks. These sales reflect another example of our commitment to unlocking additional value in this business. We have not included the profit from this transaction in our EBITDA guidance. This concludes my remarks. Ken and I are happy to take your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Thank you. Our first question comes from the line of Phil Gresh with JP Morgan. Please proceed with your question.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Hi good morning.

David Fischer—Greif, Inc.—President and CEO

Good morning Phil.

Phil Gresh—JPMorgan Chase & Co.—Analyst

This first question I wanted to clarify some of the commentary around the guidance. I think there’s a mention that you’re comfortable towards the high end of the EBITDA guidance range. But I wanted to clarify that because it sounded like some of the commentary was a little bit more cautious. The commentary around the ag season, some of the commentary around trends on the flexible side on the cost side of the equation still. So just wanted to get your updated thoughts and specifically around the ag season. Is it truly a delay and some of your fiscal year timing as well that factors in or is it actually, do you think it’s playing out worse than you thought?

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif, Inc.—President and CEO

Thanks for the questions there, Phil. So for the comment on guidance, if you harken back a year ago, we gave guidance ranging from $450 million to $500 million of EBITDA and subsequent to the last quarter’s call we narrowed that to $475 million to $500 million. So relative to our original guidance, we still believe we are on track to achieve the upper end of the original guidance. And as far as the narrowing of the guidance to $475 million to $500 million, we believe we’ll be solidly in the middle range of that guidance as we look forward despite the weak food season which as you know is always stronger in our third and fourth quarters.

As far as the food season goes, it’s surprising to me to see that the effects of the North American food harvest being A) late and B) weaker are somewhat similar to Southern Europe and even in the Middle East for things like mangos. The harvest season for food will not only be delayed, and some of that will be pushed into our fourth quarter, but some of that will also I believe be weaker. Because of things like the curly top tomato virus which I’ve learned more about than I probably ever wanted to understand. That significant event to the West Coast of the United States plus some weather conditions in Southern Europe I think are going to make the yields lower than we expect, certainly lower than 2012. So this food season seems to be lining up to be a weak one.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Got it. Okay, thanks a lot.

Operator

Our next question comes from the line of George Staphos with Banc of America Merrill Lynch. Please proceed with your question.

George Staphos—BofA Merrill Lynch—Analyst

Thanks, hi everyone. Good morning. Thanks for all of the details. I just wanted to clarify one point, Dave that you mentioned in your answer to Phil’s question and then had my own question. To summarize on the guidance it would be fair to say, agree or disagree, that part of the reason that you feel like you’ll be solidly in the middle end of your range despite the issues with yields the curly top et cetera, because obviously you have somewhat reduced restructuring expense now in your guidance versus last year. Would that be a correct statement or not? If not please advise.

And then my question would be on Flexibles. It’s obviously been a very difficult period, the Company has not succeeded thus far in hitting candidly any of its goals with the Flexibles strategy thus far. What would you say to give us comfort and confidence that from here on out you do think you’ll be able to hit your financial metrics for this segment? Thank you.

David Fischer—Greif, Inc.—President and CEO

Thanks for the question. So as far as the guidance, food season in general gives us a notable lift to third quarter performance. The added volume to our facilities as well as the product mix specifically are attractive to us during the third quarter so that the net effect of those multiple regions having both delayed and lower output I think will negatively impact us, not only in this quarter but potentially in fourth quarter, as we won’t realize the full volume push if you will. And it mitigates, I think, the slow but steady recovery that you’re seeing across the world in our normal industrial segments of our business, so I hope that adds to the color you were looking for.

The question about Flexibles, yes Flexibles has been a challenging and difficult process for us. I think we entered the market just before the economic downturn and that has weighed on us now for a couple of years. The team there is doing a lot of heavy lifting. For example, this last quarter we’ve out placed another 300 folks from the network around the world while at the same time increasing productivity on virtually every KPI. The start up in the new facilities and the bringing on of new capacities during a time when the volumes not needed, particularly around Western Europe where 80% of our products go, has been a big headwind for that team.

As far as looking forward, we remain committed to the business. We still think it’s a great addition to our portfolio for our customers. And we are in the process now of refreshing our strategy for that business as a normal cadence to our every other year approach to strategy. And by the end of the year we hope to have some clarity on what we could share about going forward in terms of acquisitions or growth. We have the production capacity we need to grow this business substantially around the world.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Where we have had challenges is entering some of the other areas of the world outside of Western Europe. That will likely involve either market penetration strategies centered around organic growth or acquisition of distribution centers or players. And I’m not prepared at this juncture to say that the profitability and stabilization of the mothership if you will, or the main business is at a point we want to pull the trigger and grow around the world through the distribution arms. I think that will not be a formidable task at the right time but I want to get the health of the main business in order before we grow for growth sake.

George Staphos—BofA Merrill Lynch—Analyst

I’ll turn it over, thank you.

Operator

Our next question comes from the line of Ghansham Panjabi with Robert W. Baird.

Ghansham Panjabi—Robert W. Baird & Company, Inc.—Analyst

Hi guys, good morning. David the tone on the macro side for Europe seems to have improved recently and some of the data also supports that the to some extent. Would you just based on what you’re seeing, would you share in that sort of emerging optimism? And second, can you just give us a break down by some of the end markets for your Rigids business on a global basis? Thanks.

David Fischer—Greif, Inc.—President and CEO

Yes, I will. Every time I think Europe is ready to declare victory that they’ve turned the corner something bad happens so I hope it doesn’t jinx us. But it does appear to me that Europe has stabilized, one. And two, it has firmed and started to move forward. In talking to some of the folks that are deeply involved in the chemical industrial segments of Western Europe, I see a pattern of folks exporting from that base to other parts of the world and that business for them has picked up disproportionately to the local consumption.

I think the local consumption is still firmed and starting to percolate a little bit but I think it’s going to be a long, steady, slow recovery and there could be some chops in the road depending on what happens with some of the Middle Eastern stuff. But I do share a cautious optimism that it’s firmed and it continues to firm. We’ve seen it for a number of quarters now. And I think some of those players are starting to export a little bit more than they have in the past.

And as far as what we see around the world, if I could take you region by region starting with EMEA, I’ll first give you a figure versus the Q2 of this year sequentially and then versus Q3 of 2012. So for EMEA, despite again food impact there that we’re definitely seeing as well in Europe, Q3 versus Q2 was up about 11% in volume. And Q3 versus same time period last year was up about 4% and last year’s food season was much better so that harkens to my point that the industrial base is starting to strengthen a little bit.

In Asia Pacific it’s a mixed bag versus Q2 of this year. We saw a decline of about 1% centered in and around China and versus the same time period last year was up about 6%. Latin America, reflecting both a strong season for ag and our own recovery from our own mis steps in past years, Q3 over Q2 was up about 7% and over the same time period of 2012 were up about 4%. North America which has probably had the biggest impact from the food season that I mentioned previously versus Q2 we saw a rise of about 3% quarter over quarter, which was again muted. And from the same time period as last year were down about 3%. And we’ll see how that plays out in the fourth quarter with how much of the food season was missed versus delayed. That kind of gives you a flavor of what’s going on around the world and the large plastic fiber and steel drums. I hope that addresses your question?

Ghansham Panjabi—Robert W. Baird & Company, Inc.—Analyst

Absolutely. Thanks so much.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Operator

Our next question comes from the line of Chris Manuel with Wells Fargo. Please proceed with your question.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Good morning gentlemen. Couple questions, let me ask first and then I’ll go back in the queue but first question I had centered around cash conversion. Year to date looks like you’re at about 205? I’m sorry last year you were at about 205 206 year to date. This year you’re running at a little less than 36 million. Can you maybe walk us through what some of the—what you’re anticipating over the balance of this year. As we’re seeing you’re quite a bit behind. But what are some of the puts and takes, what are some of the other elements that we need to help us if you want to walk us from EBITDA down if you want to run through what you’re still anticipating for cash taxes, CapEx et cetera. But, how you’re feeling as the year progresses for free cash flow.

David Fischer—Greif, Inc.—President and CEO

Thanks, Chris. I’m going to have the guys make a bridge available to all of you on the phone about what the cash conversion looks like by detail. But let me tell you a couple of the bigger impacts that have occurred so far this year and how we look into the remainder of the year. One of the things that we didn’t anticipate was the substantial run up in paper and paper pricing and how much working capital that had sucked into the system early on.

We also eliminated it as Ken mentioned a couple of sizeable steel consignment programs throughout the course of this year up until now. That has chewed up some working capital. Typically third quarter we see a food performance that by now we would have started to see some intakes, if you will, from the long sale cycle of the food industry. That’s being pushed to fourth quarter so we anticipate some of that benefit coming back to us in first quarter.

And then in general, just a very keen focus in the fourth quarter on driving the operating working capital down and catching up if you will on paper with Accounts Payable. I think that will have a very positive effect in the fourth quarter. I’m not going to, at this juncture, speculate on what that exact number will be but we’ll certainly provide a bridge to the group clarifying the puts and takes across the world.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay. Is he going to provide that bridge between the different elements or is that coming later?

David Fischer—Greif, Inc.—President and CEO

We’ll provide it later. It will be coming out to everybody on the call. We’ll make it available on our website.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

On the website okay. Follow-up question I had was with respect to pricing pressure. You referenced it in some prepared remarks. You also referenced it in the press release that specifically it has intensified. So if you could maybe refresh us as to when you began to see price pressure. It had stabilized for awhile and now where you’re seeing it. Are they in similar regions, different regions, different products, et cetera.

David Fischer—Greif, Inc.—President and CEO

There’s probably two notable events that are affecting to a lesser extent Asia as a whole. But China, increased competition due to a slowdown affects that region, North America and Europe. So all three of those three regions are being affected from let’s say a slowdown and a search for added volume. In North America and Europe, we see competitive response to our IBC expansion. That’s what we believe it to be.

We’re making great head way in our IBC expansion program, and we see competitive responses in other products coming back around because of that. We anticipate that to continue for a couple of quarters before we reach our first phase of our expansion footprint. We also see the fact that again players that depend upon the food season in a big way becoming much more aggressive in a light volume market as their contracts with major customers are going unfulfilled or falling short. So those are the two things for certain we can say we believe are impacting us the competitive response from our expansion and then there’s the soft food season.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay, thanks, I’ll jump back in the queue. I have a couple more.

David Fischer—Greif, Inc.—President and CEO

Thanks, Chris.

Operator

Our next question comes from the line of Adam Josephson with KeyBanc. Please proceed with your question.

Adam Josephson—KeyBanc Capital Markets—Analyst

Thanks, good morning everyone.

David Fischer—Greif, Inc.—President and CEO

Good morning, Adam.

Adam Josephson—KeyBanc Capital Markets—Analyst

Question, given the continued divergence in returns between containerboard and industrial packaging why not focus more on expanding in container board to the extent you think current industry conditions are sustainable?

David Fischer—Greif, Inc.—President and CEO

Adam, it’s a very good question and in fact we are doing just that. While we haven’t been very vocal about the exact plans we have, and compared to the rest of the industry they are certainly modest, but we are doing that. Our Efficient Frontier strategy continues, although I would tell you we’re at the last couple of projects that are going to unleash incremental capacity to our footprint. But since the first quarter 2010 our capacity at our mills is up about just over 20% and our capacity due to that Efficient Frontier debottlenecking strategy has caused our Corr Choice business to go up about 26%.

We have recently approved expansion plans, and these are again modest by industry standards but, to the tune of about 50,000 metric tons over the next 24 months. But it’s not just the incremental volume we’re after. We’re after increases in productivity and cost reductions. And our goal is to become not just a little bit bigger but a whole lot more cost effective. And suffice it to say that we’re closing in on our goal of getting our mill system into the lower end of the top quartile of cost performance versus the rest of the competitors.

And I would also say that I’m very happy with the type of customer intimate differentiation strategy that the team has been successful at implementing, not just putting together but implementing. And therefore, I don’t think the capacity expansions that we’re planning, even as modest as they are, will in any way impact the overall industry because we’re just too small. But for us, those are meaningful size of expansions. And you’re right, the returns for the investment behoove us to look towards the Container Board portfolio differentially to the Rigid portfolio at this point in time.

Adam Josephson—KeyBanc Capital Markets—Analyst

Thanks, David. Just to follow-up, so you’re at capacity in that business so you’ll add some incremental capacity but nothing that substantial and you don’t have plans to do so it sounds like?

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif, Inc.—President and CEO

Well substantial relative to the industry is what I was trying to describe, no. Substantial to us yes. So we’re up about 20% in the last couple of years, 2.5 years, and we have in our plans and in our sites ways to deliver 6% to 7% more capacity on our network. And challenge the team to come up with a path to 10% which they’ve accepted but we don’t know exactly how to get that last 2% or 3%. So 10% to our capacity is meaningful to us particularly in this environment, but it may not matter too much to the industry.

Adam Josephson—KeyBanc Capital Markets—Analyst

Got it. Thanks a lot David.

Operator

Our next question comes from the line of Steve Chercover with D.A. Davidson.

Steve Chercover—D.A. Davidson & Co.—Analyst

Thanks, good morning. Actually I had questions on container board as well. I don’t know if I ever missed the definition of the Efficient Frontier strategy. Is that the initiative to get into the first quartile or can you elaborate?

David Fischer—Greif, Inc.—President and CEO

Yes, I’ve talked about it in previous calls and I’m sorry if we haven’t conveyed that to you. In short it is an approach where you analyze your footprint for your entire capacity and you force rank the potential expansions of that capacity against the capacity and the cost of implementing each one of those steps. And you start with the lower capital expense programs and you go towards the higher ones toward the end. And we are, let’s say in terms of the steps we are taking were 80% complete now.

But two significant steps remaining in our portfolio that we are planning now and have plans and capital allocated towards over the next couple years to implement. And those, the accumulation of all of those steps will bring us to a capacity where it makes the most economic sense. And going beyond that would be too cost prohibitive given the original footprint and capabilities of our mill and Corr Choice Sheet feeder system. So again I couldn’t be happier with what the team has done over the last two and a half years. We’re nearing the end of it but the last two steps will be for us somewhat significant adding nearly 50,000 metric tons to the system.

Steve Chercover—D.A. Davidson & Co.—Analyst

Sure, I mean is that through a new head box or what are you doing to the machines to get that primary capacity?

David Fischer—Greif, Inc.—President and CEO

I would tell you it’s an accumulation of 50 or 60 projects all along the line, including anything from furnished feeding to paper rolling. It’s not any one project in fact if you take a look at the whole Efficient Frontier there’s no one big project there.

Steve Chercover—D.A. Davidson & Co.—Analyst

Wow, okay that’s great. I hope the whole industry can’t do that. And then I actually did want to ask on packaging if you had maintenance in both mills in Q3 and you didn’t have full implementation of the price hike in the quarter could we see operating profit rise by $4 million or $5 million in the fourth quarter?

David Fischer—Greif, Inc.—President and CEO

Well, what I will say is you’re going to see us be at full capacity barring any unforeseen break down. And they did come out of our turnarounds very well running very hard. And you’re going to see us have margins that reflect the full implementation of the April pricing increase during the third quarter. That got phased in and I’m not going to try to walk you through month by month what that is, but by the end of the third quarter we were fully implemented going into the fourth quarter and again, continuing to run at capacity.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Steve Chercover—D.A. Davidson & Co.—Analyst

So just to clarify, I know this is like 1.5 questions. Can you either tell us how many tons you lost in Q3 or are the expenditures on maintenance are they amortized over the whole year as opposed to taken in the quarter that are incurred?

David Fischer—Greif, Inc.—President and CEO

They are taken in the quarter they are incurred so that’s behind us. And as far as capacities or output that we lost, we don’t comment on those kind of details. I’ll just tell you very small.

Steve Chercover—D.A. Davidson & Co.—Analyst

Very good. Thank you very much.

Operator

Our next question comes from the line of Joshua Zara with Longbow Research.

Joshua Zara—Longbow Research—Analyst

Thank you. My question has to do with the timberland transaction and its two part. The first, on the 72,000 acres, the average price comes out to about $1,250 an acre which seems a little low. So the question is there a mix issue? There is hardwood in there, is stock an issue? Or maybe on just existing client infrastructure?

And the second part is assuming it’s a 1031a transaction you’ll get $90 million in cash. And you say you’re going to reinvest that in the land portfolio and I’m assuming that’s timberland. So my question is given timberland’s a long-term investment and B, you’re basically not a REIT structure so you don’t have the tax advantage either in buying timberland or in managing it. Why the decision to reinvest in land as opposed to maybe the former question into container board or something else or giving the money back to shareholders?

David Fischer—Greif, Inc.—President and CEO

Thank you for the questions. So as far as the Alabama transaction I think there’s two things there. One is the mix of the type of property we had in the maturation of the standing timber on that land. And the second is the general geography of northern Alabama being lower value per acre than many other parts of the south and Southeast. So those two confluents lead to the price you cited, which we in looking at all of the bids that came in and talking to all of the potential buyers was a reflection, an accurate reflection of the market value of those timberlands.

As far as reinvesting, we believe we have room and certainly capabilities to do both the reinvestment in timberland and do the expansion in containerboard on a limited basis that we’ve talked about. Well within our normal CapEx expenditures year over year. So we think we have room to do both of it. And in terms of what to do with the money and whether or not to reinvest it, suffice it to say we’re a 135 year old Company. We’ve had timber and timberlands in our portfolio for nearly 100 years. We intend to be around for a long time. Times like 2009 people weren’t asking challenging questions or why we held timberland when economic crisis hit.

We think we can do better with our timberlands than we have in the past and we’re showing that. And we think some of the wetland mitigation, the mineral exploration we’ve owned a lot of these tracks of land for long periods of time so we own the mineral rights to the vast majority of our lands. We think we can do better and improve the return on that holding to be more reflective of the rest of our portfolio. But the fact remains that our shareholders and our Board likes to hold timberlands in the portfolio and we think repositioning those holdings to higher and better use lands in the South, particularly in Mississippi and Louisiana which butt up to our main holdings of timberlands, makes a lot of sense for us.

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SEPTEMBER 05, 2013 / 02:00PM GMT, GEF - Q3 2013 Greif Inc. Earnings Conference Call

Joshua Zara—Longbow Research—Analyst

Okay, so the fact that the world has changed and the REIT has come, and even TIMOs and tax advantaged buyers and holders of timberland, that hasn’t changed the way you view your holding of timberland as a C Corp?

David Fischer—Greif, Inc.—President and CEO

No.

Joshua Zara—Longbow Research—Analyst

Okay, thank you. That’s a great answer, thank you.

Operator

Thank you, Ladies and Gentlemen, due to time constraints we have reached the end of the question-and-answer session. I will now turn the floor back over to Mr. Fisher for closing comments.

David Fischer—Greif, Inc.—President and CEO

Thank you. Our third quarter operating performance was in line with our expectations despite an agricultural season weaker than last year and continuation of macroeconomic headwinds. These results included higher net sales and higher net income lead by positive volume comparisons in all business segments, improved margins and increased EBITDA compared to the same quarter last year. We are on track to achieve our EBITDA objective for Fiscal 2013. Deb will now provide details concerning the replay of this conference call.

Deb Strohmaier—Greif, Inc.—VP, Communications

Thank you David. A replay of this call will be available in approximately one hour on the Company’s website at www.Greif.com in the investor center. We appreciate your interest and questions and participation this morning. This concludes our call and you may now disconnect your lines. Goodbye.

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